Exhibit 10.1

LANTRONIX, INC.

2000 STOCK PLAN AMENDMENT

Section 10(b) of the 2000 Stock Plan shall be replaced in its entirety with the following:

10.           Exercise of Option.

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(b)          Termination of Relationship as a Service Provider.  Subject to Section 14, if an Optionee ceases to be a Service Provider (but not in the event of an Optionee’s change of status from Employee to Consultant (in which case an Employee’s Incentive Stock Option shall automatically convert to a Nonstatutory Stock Option on the ninety-first (91st) day following such change of status) or from Consultant to Employee), such Optionee may, but only within such period of time as is specified in the Option Agreement (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise his or her Option.  In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination.

Unless otherwise provided by the Adiminstrator, if, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan; provided, however, that in the event the Optionee’s Option provides for vesting to continue after the time Optionee ceases to be a Service Provider, the Shares that will not be eligible for future vesting shall revert to the Plan on the date of termination and any remaining unvested Options shall revert to the Plan at such time as they are no longer eligible to vest.  If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

Section 13 of the 2008 Stock Plan shall be replaced in its entirety with the following:

13.  Grants to Outside Directors. The Company’s Compensation Committee shall recommend Outside Director equity compensation grants.

(a) All Options granted pursuant to this Section shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

(b) The Compensation Committee shall recommend an Option Grant (the "First Option") to be made to each Outside Director on the date he or she first becomes an Outside Director.

(c) No later than 120 days prior to the date of the Company’s annual meeting, the Compensation Committee shall recommend an annual supplemental Option Grant for each Outside Director.